THOMAS WEISEL PARTNERS GROUP, INC. REPORTS 2009 FIRST QUARTER RESULTS

San Francisco, CA, April 29, 2009 – Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) today released results for the three months ended March 31, 2009, reporting a net loss of $23.9 million, or $0.74 per share, on net revenues of $43.1 million.  In the three months ended March 31, 2008, the firm reported a net loss of $17.8 million, or $0.54 per share, on net revenues of $48.9 million.  As of March 31, 2009, the firm’s cash and cash equivalents were $90.6 million, reflecting a decline from the year-end balance primarily a result of paying accrued 2008 compensation expenses in February 2009.

Adjusting for certain non-cash events related to its initial public offering and the amortization of intangible assets acquired in the purchase of Westwind Partners, the firm reported a non-GAAP net loss of $22.1 million, or $0.69 per share, for the three months ended March 31, 2009.  A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

“In the first quarter we realized the benefit of our sector diversification and global capabilities.  Despite the difficult market in the U.S., our expansion into energy and metals & mining, through the acquisition of Westwind Partners, led to several successful transactions during the quarter as the demand for base metals resulted in record prices for gold.  Further, we recognized continued improvement across our European and Canadian platforms.  As we move forward, we believe our sector exposure will be critical to achieving profitability,” said Thomas W. Weisel, Chairman and CEO of Thomas Weisel Partners.

“In 2008 we moved aggressively to increase the value of our franchise by reducing costs and headcount in certain areas and opportunistically hiring and building in others.  The uncertain and difficult environment in which we operated in 2008 has continued into 2009.  Our first quarter results improved sequentially, reflecting our concerted efforts to reduce our cost structure and risk profile.  We believe we have taken the appropriate actions to preserve the capital of the firm and have positioned ourselves to emerge as a market leader when capital markets activity returns,” stated Lionel F. Conacher, President and COO of Thomas Weisel Partners.

Business Overview

•
Investment Banking Revenues. Investment banking revenues decreased 4% to $11.0 million in the first quarter of 2009 compared with $11.5 million in the first quarter of 2008 and decreased 3% from $11.3 million in the fourth quarter of 2008.  Total transactions for the first quarter of 2009 were 15 compared with 23 in the year-ago quarter and 14 in the fourth quarter of 2008.  The decline in revenues was primarily attributable to lower M&A activity due to the challenging market conditions.

Capital raising revenues were $8.6 million, 16% higher than the year-ago period and 189% higher than in the fourth quarter of 2008.  These revenues were generated from 11 transactions versus 19 in the year-ago period and six in the fourth quarter of 2008.

Strategic advisory revenues were $2.4 million, down 41% from the year-ago period and down 71% from the fourth quarter of 2008.  In the first quarter, the firm completed four transactions, equaling the number from the year-ago period and down from eight in the fourth quarter of 2008.

•
Brokerage Revenues.  Brokerage revenues decreased 18% to $29.5 million in the first quarter of 2009 compared with $36.1 million in the first quarter of 2008 and increased 8% from $27.3 million in the fourth quarter of 2008.  In the first quarter, European results were strong, Canadian results were flat, the core U.S. business was down, particularly in the middle markets area, and Electronic Trading results declined due to significant reductions in client assets.

•
Asset Management Revenues.  Asset management revenues increased to $2.7 million in the first quarter of 2009 compared with $0.3 million in the first quarter of 2008 and increased from a loss of $7.0 million in the fourth quarter of 2008.  Management fees were $3.6 million in the first quarter of 2009, which were offset by net declines in fair value adjustments related to private equity and other securities of $0.9 million.

•
Compensation and Benefits Expenses.  Compensation and benefits expenses decreased 24% to $30.7 million in the first quarter of 2009 compared with $40.4 million in the first quarter of 2008 and increased 9% from $28.1 million in the fourth quarter of 2008.

The non-GAAP compensation ratio, which is defined in note (2) below, decreased to 68% compared with the non-GAAP ratio of 76% in the year-ago period and increased from 66% in the fourth quarter of 2008.  A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

•
Non-compensation Expenses. Non-compensation expenses increased 1% to $35.4 million in the first quarter of 2009 compared with $35.0 million in the first quarter of 2008 and decreased 2% from $36.1 million in the fourth quarter of 2008.  The decline from the fourth quarter 2008 was due to firm-wide cost reduction initiatives offset by certain significant items.

•
Provision for Taxes.  The firm recorded a negative 4% effective tax rate in the first quarter of 2009 versus 33% in the first quarter of 2008 and negative 102% in the fourth quarter of 2008.  The tax expense in the first quarter of 2009 related entirely to the firm’s Canadian operations.  As of December 31, 2008, the firm recorded a full valuation allowance on its U.S. deferred tax assets and, therefore, did not recognize a tax benefit on its U.S. loss.

•
Shareholders’ Equity Position.  As of March 31, 2009, shareholders’ equity and book value per share were $150 million and $4.76, respectively, and tangible shareholders’ equity and tangible book value per share were $130 million and $4.13, respectively.

•
Senior Management Changes. The firm today announced that Ryan Stroub is being appointed Chief Financial Officer and Shaugn Stanley, the firm’s current Chief Financial Officer, will cease serving in such capacity on or about May 20, 2009, at which time Mr. Stanley will become Chief Administrative Officer.  Mr. Stanley will remain a Section 16 officer of the firm.

Mr. Stanley will remain as Chief Financial Officer through a transition period that will include the completion of the financial statements and the filing of the firm’s Form 10-Q for the quarter ended March 31, 2009.  Mr. Stanley will continue to be a valuable contributor on the operational side of the business.

Mr. Stroub will assume the role of Chief Financial Officer upon completion of the transition period.  Mr. Stroub, who has worked closely with Mr. Stanley over the last year, joined the firm in 2006 and has served as the Chief Accounting Officer since 2008.  Prior to joining the firm, Mr. Stroub spent seven years with E*TRADE Financial Corporation serving as Corporate Controller from 2002 to 2005.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA
 (Dollar amounts in thousands, except book value per share)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue Detail:
Investment banking
Capital raising	$8,601	$7,388
Strategic advisory	2,425	4,108
Total investment banking	11,026	11,496
Brokerage	29,456	36,134
Asset management
Management fees	3,590	3,660
Private equity realized and unrealized gains and (losses) – net	(1,849)	(2,089)
Other securities realized and unrealized gains and (losses) – net	984	(1,222)
Total asset management	2,725	349
Interest income	375	3,025
Total revenues	43,582	51,004
Interest expense	(483)	(2,080)
Net revenues	$43,099	$48,924

Investment Banking Transactions:
Capital raising	11	19
Strategic advisory	4	4
Total transactions	15	23
Revenue per transaction(1)	$735	$499
Other Metrics:
Non-GAAP compensation ratio(2)	67.9%	75.6%
Non-compensation ratio(3)	82.2%	71.5%
IPO equity award expense	$163	$1,807
Shareholders’ equity	150,032	357,250
Less: Other intangible assets	(19,893)	(117,714)
Tangible shareholders’ equity	130,139	239,536
Common shares outstanding(4)	31,512	32,357
Book value per share	$4.76	$11.04
Tangible book value per share	$4.13	$7.40

(1) Generally, average revenue per investment banking transaction is higher in the U.S. than in Canada.

(2) The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in private equity).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 71.2% and 82.6% for the three months ended March 31, 2009 and 2008, respectively.

(3) The firm’s non-compensation ratio is the ratio of all expenses (other than compensation and benefits expenses and interest expenses) to net revenues.

(4) Includes 6,639,478 exchangeable shares issued by TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and, through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders of the firm

Non-GAAP Financial Measures

The firm has reported in this press release its net loss for the three months ended March 31, 2009 on a non-GAAP basis by:

•	excluding $0.1 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•	excluding $1.7 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008.

The firm has also reported in this press release its basic and diluted loss per share for the three months ended March 31, 2009 on a non-GAAP basis by:

•
using a net loss of $22.1 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $23.9 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $0.1 million and (ii) the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $1.7 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm views its grant of restricted stock units in connection with its initial public offering and the expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners as non-cash events, and the firm’s management has utilized non-GAAP calculations of net revenue and net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the three months ended March 31, 2009.  The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods.  The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future.  Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net revenue and net loss and basic and diluted loss per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business, and these effects should not be ignored in evaluating and analyzing the firm’s financial results.  Therefore, management believes that both the firm’s GAAP measures of net revenue, net loss and basic and diluted loss per share and these non-GAAP measures of the firm’s financial performance should be considered together.

A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the three months ended March 31, 2009 is set forth below (in millions):

Net loss	$(23.9)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	0.1
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	1.7
Non-GAAP net loss	$(22.1)

The firm calculates loss per share in accordance with FASB Statement No. 128, Earnings per Share. Basic net loss and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.

The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted net loss per share for the three months ended March 31, 2009, as well as the non-GAAP net loss per share after applying the adjustments described above:

Three Months Ended
March 31, 2009
Weighted average shares used in computation of net loss per share:
Basic (in thousands)	32,094
Diluted (in thousands)	32,094

Net loss per share:
Basic	$(0.74)
Diluted	$(0.74)

Non-GAAP net loss per share:
Basic	$(0.69)
Diluted	$(0.69)

The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 71.2% and 82.6% for the three months ended March 31, 2009 and 2008, respectively.

Compensation and benefits expenses	$30.7
Exclusion of the pre-tax non-cash expense associated with initial grant of restricted stock units	0.2
Non-GAAP compensation and benefits expenses	$30.5

Net revenues	$43.1
Exclusion of investment gains & losses in private equity	(1.8)
Non-GAAP net revenues	$44.9

Quarterly Earnings Conference Call

Thomas Weisel Partners will host its first quarter conference call on Wednesday, April 29, 2009 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, President and Chief Operating Officer, Lionel F. Conacher, and Chief Financial Officer, Shaugn S. Stanley, by dialing (866) 746-9599 (domestic) or (702) 696-4728 (international). The confirmation code for both the domestic and international lines is: 95288543.

A live audio webcast of the call, as well as the company’s results, will be available through the Investor Relations/Webcasts section of the company’s website, www.tweisel.com, which can also be accessed directly at: http://www.tweisel.com/AboutUs/InvestorRelations/Webcasts.  To listen to the live audio webcast of the call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the conference call will be available through the above-referenced website beginning one hour following the completion of the call through May 15, 2009.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Denver, New York, Portland, Silicon Valley, Toronto, London and Zurich. For more information, please visit www.tweisel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events.  There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to, the state of the financial markets and the economy, particularly as they relate to the growth sectors that the firm is focused on, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, retain its professionals, as well as other competitive, economic, political, and market conditions and fluctuations, government and industry regulation, risks relating to the acquisition of Westwind Partners, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors.  Some of the other factors are those that are discussed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter.  We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact:                                                                                                Media Contact:
Sarah Anderson                                                                                                                   Crystal Odessky
415-364-2500                                                                                                                          415-364-2500
 investorrelations@tweisel.com                                                                                         codessky@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Investment banking	$11,026	$11,496
Brokerage	29,456	36,134
Asset management	2,725	349
Interest income	375	3,025
Total revenues	43,582	51,004
Interest expense	(483)	(2,080)

Net revenues	43,099	48,924

Expenses excluding interest:
Compensation and benefits	30,678	40,389
Brokerage execution, clearance and account administration	6,412	6,478
Communications and data processing	4,638	5,864
Depreciation and amortization of property and equipment	2,603	1,887
Amortization of other intangible assets	2,933	3,360
Marketing and promotion	1,784	4,047
Occupancy and equipment	4,087	5,387
Other expenses	12,977	7,964
Total expenses excluding interest	66,112	75,376

Loss before taxes	(23,013)	(26,452)
Provision for taxes (tax benefit)	840	(8,647)
Net loss	$(23,853)	$(17,805)

Net loss per share:
Basic net loss per share	$(0.74)	$(0.54)
Diluted net loss per share	$(0.74)	$(0.54)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,094	32,989
Diluted weighted average shares outstanding	32,094	32,989